CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Custodian Funds of our report dated November 19, 2025, relating to the financial statements and financial highlights of Franklin DynaTech Fund, Franklin Growth Fund, Franklin Income Fund, Franklin U.S. Government Securities Fund and Franklin Utilities Fund, which appear in Franklin Custodian Funds’ Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 22, 2026